Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Number 333-99089 on Form S-8 of First Citizens Banc Corp of our reports dated March 4, 2008 with respect to the consolidated financial statements of First Citizens Banc Corp, and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of First Citizens Banc Corp for the year ended December 31, 2007.
Crowe Chizek and Company LLC
Cleveland, Ohio
March 14, 2008